                                                                    EXHIBIT 10.1

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

         THIS SEVERANCE AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into this 29th day of October, 2004, by and between A. CHAD FITZHUGH (hereinafter referred to as "Mr. Fitzhugh") and O'CHARLEY'S INC. and its subsidiaries and related entities (hereinafter collectively referred to as "O'Charley's").

                              W I T N E S S E T H:

         WHEREAS, Mr. Fitzhugh currently serves as Chief Financial Officer, Secretary and Treasurer for O'Charley's and has expressed his desire to resign his employment, effective October 29, 2004 (the "Effective Date");

         WHEREAS, O'Charley's has expressed its willingness to accept Mr. Fitzhugh's resignation from employment upon the following terms and conditions; and

         WHEREAS, after a period of negotiations between them, the parties have reached an agreement by which Mr. Fitzhugh will resign his employment on the Effective Date.

         NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. The recitals set forth above are true and accurate, and by signing this Agreement, Mr. Fitzhugh hereby resigns his employment effective October 29, 2004 (the "Effective Date").

2. This Agreement is not and shall not be construed as an admission by O'Charley's of any fact or conclusion of law. Without limiting the general nature of the previous sentence, this Agreement shall not be construed as an admission that O'Charley's, its subsidiaries, related entities, or any of its or their officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

3. Mr. Fitzhugh represents and warrants that he has no actual knowledge of any practice engaged in by O'Charley's, its subsidiaries or related entities that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

4. Mr. Fitzhugh represents and warrants that he has not filed any complaint(s) or charge(s) against O'Charley's with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against O'Charley's on behalf of

         Mr. Fitzhugh, Mr. Fitzhugh will request such agency or court to withdraw from the matter, and Mr. Fitzhugh will refuse any benefits derived therefrom. This Agreement will not affect Mr. Fitzhugh's right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission regarding matters which arose after this date and which are not the subject of this Agreement.

5. Mr. Fitzhugh represents and agrees that Mr. Fitzhugh is fully aware of his rights and is advised to discuss any and all aspects of this Agreement with his attorney, that Mr. Fitzhugh has consulted with his attorney regarding this Agreement, or has chosen voluntarily not to do so, that he has carefully read and fully understands all of the provisions of this Agreement, and that, in consideration of the provisions hereof, Mr. Fitzhugh agrees to enter into this Agreement. Mr. Fitzhugh represents and acknowledges that prior to the execution of this Agreement, he has been provided a period of twenty-one (21) days within which to consider the Agreement.

6. Mr. Fitzhugh hereby irrevocably and unconditionally releases, acquits and forever discharges O'Charley's, its subsidiaries, and related entities, and each of their respective shareholders, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claims"), which Mr. Fitzhugh now has, owns, holds, or claims to have, own, or hold, or which Mr. Fitzhugh at any time heretofore had, owned, or held, or claimed to have, own, or hold. Such Claims include those under local, state or federal law, Executive Order, or at common law including, but not limited to, the Age Discrimination in Employment Act (ADEA). This provision does not include the release of future charges before the Equal Employment Opportunity Commission regarding matters which arose after this date and which are not the subject of this Agreement. This provision further does not include the release of Claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act ("ERISA") or any Claim related to the rights and benefits granted by the express terms of this Agreement.

7. O'Charley's hereby irrevocably and unconditionally releases, acquits and forever discharges Mr. Fitzhugh from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claims"), which O'Charley's now has, owns, holds, or claims to have, own, or hold, or which O'Charley's at any time heretofore had, owned, or held, or claimed to have, own, or hold; provided, the provisions of this paragraph 7 shall not apply to any Claim (i) arising out of the commission by Mr. Fitzhugh of any act of fraud, embezzlement or material dishonesty, or

         (ii) any Claim related to any breach of the representations, warranties or covenants of Mr. Fitzhugh provided for by the express terms of the Agreement.

8. Mr. Fitzhugh agrees that, as of the date of the signing of this Agreement, Mr. Fitzhugh will not, without O'Charley's prior written consent, directly or indirectly, solicit to hire or hire (or cause to leave the employ of O'Charley's) (i) for a period ending on April 30, 2006, any salaried employee of O'Charley's or its subsidiaries. The agreements set forth in this paragraph 8, together with those contained in paragraphs 9 and 10, are sometimes hereinafter collectively referred to as the "Restrictive Agreements."

9. Mr. Fitzhugh also recognizes that, as Chief Financial Officer, Secretary and Treasurer he has had access to, was provided in detail with, and used throughout his employment with O'Charley's, certain confidential and proprietary business information. Such information includes but is not limited to business strategy, pricing information, branding strategy, budgets, site location, vendor information, market analysis and evaluation, and other such proprietary and confidential business information as defined under Tennessee law as a trade secret (hereinafter "Confidential and Proprietary Business Information"). Mr. Fitzhugh agrees that, without O'Charley's prior written consent, he will not divulge, disclose, publish or disseminate in any manner, directly or indirectly, any such Confidential and Proprietary Business Information to any other person or entity.

10. Mr. Fitzhugh agrees that, as of the date of the signing of this Agreement and for a period ending on April 30, 2006, Mr. Fitzhugh shall not, directly or indirectly, for himself or through, on behalf of or in conjunction with any person, persons or entity, own, maintain, operate, engage in, or have any financial or beneficial interest in (other than as a holder of not more than one percent of the outstanding stock of any corporation, which stock is publicly traded), advise, assist or make loans to, any business that is of a character and concept similar to the O'Charley's or Ninety-Nine Restaurant & Pub concepts operated by O'Charley's, including, without limitation, a full service varied menu casual dining restaurant which serves alcoholic beverages through a full-service bar, and which business is located within the United States.

11. Mr. Fitzhugh agrees that the Restrictive Agreements are reasonable and supported by adequate consideration, which but for his agreement herein, Mr. Fitzhugh would not be entitled to receive. Mr. Fitzhugh further agrees that the Restrictive Agreements are necessary for the protection of O'Charley's, its business and its employees, and properly balance his personal interest in future employment and the various interests related to O'Charley's, its business and its employees. Mr. Fitzhugh further agrees that if he breaches any of the Restrictive Agreements, such breach likely will not have an adequate remedy at law and that O'Charley's shall be entitled, in addition to all other legal remedies available to it, to apply to and obtain from a court of competent jurisdiction an injunction against any violation thereof with the prevailing party entitled to recover all costs of such action, including reasonable attorneys' fees. These rights and remedies shall be cumulative and not alternative.

12. Mr. Fitzhugh agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, arising out of Mr. Fitzhugh's breach of the representations, warranties and covenants made by Mr. Fitzhugh in paragraphs 1, 3, 4, 5, 6, 8, 9, 10, 11, 13, 15, 16, 17, and 18 of
         this Agreement or the fact that any representation made by him herein was false when made; provided that Mr. Fitzhugh's maximum liability under this paragraph shall be the amount of the consideration paid by O'Charley's to Mr. Fitzhugh pursuant to this Agreement.

13. Given the nature of his position with O'Charley's, Mr. Fitzhugh likely has been privy to information and events during his tenure with O'Charley's that may not be documented. Mr. Fitzhugh agrees to provide such information and assistance as O'Charley's and its legal counsel shall reasonably request regarding matters related to his responsibilities while employed by O'Charley's, it being understood that such assistance shall not unreasonably interfere with Mr. Fitzhugh's other business responsibilities following the date hereof.

14.      O'Charley's will provide to Mr. Fitzhugh the following:

         (a) Eighteen months of salary continuation, including car and gas allowance at the existing rate, at the rate of $4,903.08 per week, to be paid weekly, for the period from the Effective Date to April 30, 2006, and from which O'Charley's will make applicable legal withholdings.

         (b) If Mr. Fitzhugh elects to continue health insurance coverage pursuant to his "COBRA" right after the Effective Date, O'Charley's will pay the premiums for such coverage during the twelve month period following the Effective Date ending October 31, 2005.

         (c) O'Charley's will reimburse Mr. Fitzhugh for the fees of legal counsel engaged by Mr. Fitzhugh to review the terms of this Agreement, not to exceed $3,500.

15. Attached as Schedule A is a listing of all stock options and restricted stock awards held by Mr. Fitzhugh as of the Effective Date which are exercisable in whole or in part on the Effective Date. Mr. Fitzhugh agrees that Schedule A accurately reflects all equity awards and their respective terms held by him as of the date hereof and which are exercisable in whole or in part on the Effective Date. All such awards were granted pursuant to the terms of the O'Charley's 2000 Stock Incentive or O'Charley's 1990 Employee Stock Plan. Pursuant to such plans, upon the Effective Date, each of the stock options and restricted stock awards would automatically terminate; however, notwithstanding the provisions of such plans, O'Charley's agrees that 4,444 of the 10,580 shares subject to the Restricted Stock Award dated February 19, 2003 shall vest as of the Effective Date and O'Charley's agrees to extend until October 31, 2005 the time within which Mr. Fitzhugh shall have the right to exercise any and all stock options listed on Schedule A to the extent they are exercisable as of the Effective Date (it being understood that all or any portion of any stock options, restricted stock awards or other equity based awards which are not exercisable or vested as of the Effective Date shall terminate as of such date in accordance with their terms).

16. Mr. Fitzhugh represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any claim or any portion thereof or interest therein.

17. Mr. Fitzhugh represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties' agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

18. Mr. Fitzhugh agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement, and he will not reveal, or disseminate by publication in any manner whatsoever, this document or any matter pertaining to it to any other person, including, but not limited to, any past or present employees of O'Charley's or any media representative except as required by legal process. This confidentiality provision does not apply to communications necessary between legal and financial planners or tax preparers or spouse so long as Mr. Fitzhugh requires those persons to accept the terms of this confidentiality agreement before being provided the information contained herein.

19. This Agreement shall be binding upon O'Charley's, Mr. Fitzhugh and upon Mr. Fitzhugh's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

20. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Tennessee. If either party files suit to enforce the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and costs.

21. Mr. Fitzhugh shall have seven (7) days following the execution of this Agreement during which to revoke the Agreement. This Agreement shall become effective and irrevocable only after the seven (7) day period has expired and only absent a timely and effective revocation.

22. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

23. This Agreement sets forth the entire agreement between the parties hereto.

                               O'CHARLEY'S INC.

                               By:      /s/ Gregory L. Burns
                                   -----------------------------------
                                 Title: CEO

                               A. CHAD FITZHUGH

                                        /s/ A. Chad Fitzhugh
                               ---------------------------------------
                               Date: 10/29/04

                                   Schedule A

                              LIST OF EQUITY AWARDS

                                                                                                             NUMBER OF
                                                                                                               SHARES
                                                                                        SHARES              EXERCISABLE
                                                GRANT               EXERCISE          SUBJECT TO            ON EFFECTIVE
      TYPE OF AWARD                              DATE                PRICE               AWARD                  DATE
--------------------------                    ----------            --------          ----------            ------------
Non-Qualified Stock Option                    02/18/1998             $12.08              37,500                35,719
Non-Qualified Stock Option                    02/17/1999             $15.25              25,000                17,563
Non-Qualified Stock Option                    02/15/2000             $11.88              10,000                 4,900
Non-Qualified Stock Option                     2/19/2003             $21.19              21,160                 5,290
Restricted Stock Award                         2/19/2003                N/A              10,580                 4,444